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                              KEYNOTE SYSTEMS, INC.
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                                                                February 9, 2009

Fellow Stockholders:

     I am writing you to encourage you to vote in favor of our proposal to extend the term of our 1999 Equity Incentive Plan at our Annual Meeting of Stockholders on February 27.

     For Keynote, equity incentives, particularly in the form of stock options, are a critical means for us to attract, incentivize and retain the employees that are critical to growing our business and delivering value to our stockholders.

     We understand that ISS/RiskMetrics will recommend that stockholders vote against our proposal to extend our 1999 Equity Incentive Plan until December 31, 2011, primarily because we have a relatively large number of outstanding stock options and ISS/Risk Metrics financial models show these options as having a high computed value relative to our market capitalization. However, I encourage you to look a bit deeper at Keynote's truly unique situation:

o We are well within the "burn rate" guidelines established by ISS/RiskMetrics for our industry, and do not anticipate exceeding these guidelines in future periods.
o We do not have excessive pay practices for our executive officers, and believe we are quite conservative in our compensation policies.
o    We cannot reprice options without obtaining stockholder approval.
o Since our IPO in 1999, we have not amended our equity plans to increase the number of shares available for issuance and in fact in order to stay within "best practices" eliminated the "evergreen" provisions of our plans and we are not seeking to add shares to our equity pool.
o While we have options to purchase approximately 5,800,000 shares of common stock outstanding as of January 31, 2009, over 90% of these shares are out of the money.

     So while we temporarily have a large number of outstanding stock options, we believe their actual realizable value based on the actual exercise prices is significantly lower than indicated by ISS/RiskMetrics models. We also expect the amount of options outstanding to decrease over time given the relatively large number of underwater options that will be expiring in the near future or may end up being exercised in the event our stock price increases.

     At Keynote, we are intently focused on enhancing stockholder value:

o We have returned to stockholders a large portion of our available cash through our stock repurchase programs. In fact, an important reason for the large overhang is the reduced number of outstanding shares resulting from our repurchases.
o We have enhanced the value of our business through our acquisition of Keynote SIGOS, which has vaulted us into the leading position in the mobile testing and monitoring market.
o We have transitioned away from our single page Internet measuring lines and have grown our broadband, multi-page services.

     As a result, we delivered outstanding results for stockholders last quarter, our 9th consecutive year of generating cash from our operations. We believe this was due in large part to the quality and hard work of our management and employees.

     We intend to be judicious in our use of equity to compensate our employees and believe that we can work within the confines of the current pool of options in our equity incentive plan.

     Thank you for your support of Keynote, and as always, please do not hesitate to contact me if you have any questions about the proposal or Keynote.


                               Sincerely,


                               Umang Gupta
                               Chairman of the Board and Chief Executive Officer








                               Jennifer Bolt
                               Chair, Compensation Committee of the Board